EXHIBIT 10.1

LIVANOVA PLC

AND

BRIAN SHERIDAN

CONSULTANCY AGREEMENT

THIS AGREEMENT is made on the Commencement Date, as defined hereafter.
BETWEEN

(1)
The LIVANOVA PLC Filiale Italiana, Iscritta al Registro Imprese di Milano con Codice Fiscale 09167120964, Partita IVA 09167120964, and having its registered office at Via Benigno Crespi 17, 20159 Milano, Italy (the “Company”); and

(2)	BRIAN SHERIDAN, with registered residence at Via Panfilo Castaldi 33, 20124, Milan, Italy (the “Consultant”).
BACKGROUND
The Company wishes to benefit from the skills and abilities of the Consultant, and the Consultant is an independent contractor who has agreed to provide his services to the Company, upon the terms and subject to the conditions set out in this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Agreement”	means this contract
“Appointment”	means the engagement of the Consultant under this Agreement, or, as the context requires, the duration of that engagement
“Commencement Date”	means 1st July, 2017, following the termination (on June 30th, 2017), of Consultant’s employment by LivaNova PLC – Filiale Italiana
“Confidential Information”
means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of:
(a)    employees and their terms of employment;
(b)    customers and potential customers, their requirements and their terms of business with the Company/Group; and
(c)    suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format)

“Group”	means the Company, any presently existing holding company or undertaking of the Company and subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking
“Group Company”	means any company within the Group
“Minority Holder”
means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Consultant’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued

“Project Trident” “Protected Business”
means the confidential examination of, and if appropriate, execution of, strategic options regarding a division of LivaNova PLC means any business pertaining to a product marketed and sold or under substantial development by the Company during the term of this Agreement which is within the business perimeter of the subject division of Project Trident

“Restricted Area”	means any country in the world where, during the term of this Agreement, the Company is engaged in a Protected Business
“Services”	means the services, work and other tasks to be provided by the Consultant to the Company in accordance with this Agreement as described in Clause 3
“Termination Date”	means the date of termination of the Appointment

1.2	Interpretation and construction
Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	any reference to a Clause, the Schedule or Part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(d)
references to this Agreement or to any other document shall be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(e)
references to any statute or statutory provision (including any subordinate legislation) includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(f)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association,

partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(g)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(h)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings
The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	TERM
The Appointment shall commence on the Commencement Date and shall continue until terminated by one party giving to the other not less than three months’ prior written notice of termination (or payment in lieu of same).

3.	SERVICES

3.1	Provision of Services

(a)
With effect from the Commencement Date, the Consultant shall, on request by any representative of the Company, designated as such by the Company’s Chief Executive Officer (“CEO”), provide with regard to Project Trident advisory services, including without limitation, selection and management of outside Counsel, negotiation strategy, advice regarding communications strategy for the subject division of the project, for LivaNova PLC and for external stakeholders, together with such other services as the Company and the Consultant may from time to time mutually agree, including providing services to any Group Company involved in Project Trident.

(b)
The Consultant may engage another person to perform any administrative, clerical or secretarial functions that are reasonably incidental to the provision of the Services provided that the Consultant accepts all liability for the terms of engagement and shall indemnify the Company from and against any claims or liability arising from that engagement. The Company will not provide the Consultant with any administrative, clerical or secretarial functions, unless agreed expressly with the CEO from time to time.

(c)
The Consultant will perform the Services in compliance with all applicable laws, rules and regulations and, in addition, the Consultant will comply with all internal policies and regulations of the Group as are identified to the Consultant from time to time in writing, including, but not limited to, the Company’s Code of Conduct and its supporting policies and procedures.

4.	FEES

4.1	Fee rate

4.2	In consideration of the Consultant providing the Services referred to in Clause 3.1 in accordance with this Agreement, the Company agrees to pay the Consultant the following fees:

(a)
On 1st July, 2017 the Company agrees to pay the Consultant the sum of 50,000 euros in consideration of the reservation of time made available and foregoing of other business opportunities by Consultant to assist with Project Trident;

(b)
On 1st July, 2017, and on the first day of each successive calendar month, the Company will pay Consultant a monthly, non-refundable retainer in the amount of 25,000 euros (the “Retainer”) to remunerate Consultant for his Services provided each month, such Retainer to be paid until either

(i)	the present Agreement has been terminated by the Company in accordance with Section 2 and the notice period for same has expired (in which case the terms of Section 4.2(c) below shall apply), or

(ii)
Project Trident has resulted in the signing of an agreement between Company and a buyer for a Sale resulting from Project Trident (where ‘Sale’ shall have the same meaning as that contained in the agreement between Company and its chosen banking or financial advisor), in which case both

a.	the terms of Section 4.2(c) shall apply, and

b.
the amount of the Retainer shall decrease from 25,000 euros to 15,000 euros, and shall continue until such time as the present Agreement is terminated according to its terms and any notice period expired;

(c)	No later than five (5) working days from each of

(i)	signing of an agreement for a Sale resulting from Project Trident,

(ii)	the closing or consummation of any transaction for a Sale resulting from Project Trident and

(iii)
the public announcement of Company’s intentions to effect a Sale during the pendency of Project Trident (if such announcement is or should under applicable laws and regulations applicable to LivaNova PLC be) announced prior to December 31st, 2017 the Company shall pay Consultant the sums each of €100,000.

(d)	In addition to the foregoing, Company shall:

(i)	continue to provide Consultant with a lease vehicle consistent with the terms of any Car Policy applicable to employees of the Company in Italy; and

(ii)
collaborate with Consultant to ensure maintenance of FASI / health insurance as was applicable to Consultant prior to the termination of his employment (same being a faculty provided to non-employees generally by Company).

4.3	Expenses
The Company shall reimburse to the Consultant monthly (against receipts or other appropriate evidence) the amount of all out-of-pocket expenses approved in advance by the Company and reasonably and properly incurred by the Consultant in the proper discharge of the Services.

4.4	Obligation to pay tax

The Consultant shall at all times pay any income tax, social security tax, VAT and other contributions required by law to be paid by him in relation to the provision of the Services, or receipt by him of the fees, or both (including any interest or penalties imposed in respect of such payments).

4.5	Tax indemnity
The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from and against any and all costs, claims, penalties, liabilities and expenses incurred in respect of income tax, social security tax, VAT or other contributions due by the Consultant in relation to the provision of the Services.

4.6	Deductions
Without prejudice to the indemnity in Clause 4.5, if for any reason, the Company or any Group Company shall be determined in a final and un-appealable judgment or ruling by an Italian competent authority to be legally obliged to pay any taxes or other payments referred to in Clause 4.4, the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by or in respect of it or any Group Company in that respect.

5.	NO EMPLOYMENT OR AGENCY

5.1	No employment, agency or partnership
The Consultant warrants and represents to the Company that he is an independent contractor. Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, partnership or joint venture between the Company or any Group Company and the Consultant, nor shall it constitute the Consultant acting as an agent or a worker of the Company or any Group Company. Unless expressly authorised to do so, the Consultant shall not have any right or power whatsoever to contract on behalf of any Group Company or bind any Group Company in any way in relation to third parties and will not hold itself out as having such authority. The Consultant is supplying the Services to the Company and any Group Company as part of the Consultant’s business undertaking. The Company and any Group Company receiving the Services is/are the Consultant’s clients for these purposes.

5.2	Payment of Other Persons
The Consultant shall be responsible for the payment and/or provision of all remuneration and any benefits due to or in respect of any person whom the Consultant involves in the provision of the Services under their contract of employment or engagement with the Consultant or otherwise, including any national insurance, income tax and any other form of taxation or social security costs in respect of such person's remuneration or benefits, as well as any pension benefits to be provided to or in respect of such person.

6.	INDEMNITY AND INSURANCE

6.1	Consultant’s undertaking
The Consultant acknowledges that the Company will rely upon his skills and judgement in relation to the Services and undertakes that in providing the Services he will exercise all reasonable skill, care and attention in all matters.

6.2	Indemnification of the Company and Consultant

Each Party shall indemnify and keep indemnified the other for all time on demand from any and all direct or indirect damages, loss, costs, claims, liabilities and expenses incurred in respect of the other Party’s performance (or non-performance) of its obligations hereunder including in respect of any act, neglect or default of a Party or any person authorised by that Party to act on its behalf.

7.	OTHER INTERESTS

7.1	Restrictions on other activities and interests
During the Appointment, the Consultant may accept and perform engagements from or be employed by other persons, provided that;

a.
during the pendency of this Agreement the Consultant shall not within the Restricted Area be employed or engaged or at all interested (except as a Minority Holder) in that part of a business which is involved in the Protected Business if it is or seeks to be in competition with the typical day to day operations of the perimeter of Project Trident; and

b.	such employment or engagement has been demonstrated by the Board of Directors, after having heard the Consultant, to represent a clear and substantial threat to the performance of the Services.

7.2	Conflicts
The Consultant shall promptly disclose to the Company any conflict of interest that arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant and any and all appointments that the Consultant accepts that may impact his ability to perform the Services or dedicate the time necessary to achieve same subject to any confidentiality obligations Consultant may be subject to.

8.	CONFIDENTIAL INFORMATION

8.1	Restrictions on disclosure/use of Confidential Information
The Consultant must not either during the Appointment (except in the proper performance of the Services) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any Confidential Information. The Consultant must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information that shall become available to the public generally otherwise than through the default of the Consultant.

8.2	Protection of Company documents and materials
All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Consultant or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Consultant to the Company or relevant Group Company or client on demand and in any event on the termination of the Appointment.

8.3
Each Party undertakes that it will not at any time during the Appointment or at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the other Party or any of its or their respective shareholders, officers, employees or agents. The Company undertakes not to make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Consultant.

9.	TERMINATION

9.1	Termination events
Notwithstanding the provisions of Clause 2, the Company shall be entitled, but not bound, to terminate the Appointment with immediate effect by giving to the Consultant notice in writing at any time after the occurrence of any one or more of the following events:

(a)	if the Consultant commits a material persistent breach of this Agreement, or fails to perform the Services to the standard required by this Agreement; or

(b)	if the Consultant becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(c)
if the Consultant’s behaviour (whether or not in breach of this Agreement) is materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed).

10.	DATA PROTECTION
By signing this Agreement, the Consultant acknowledges and agrees that the Company is permitted to hold and process personal (and sensitive) information and data about him and any other employees of or service providers to the Consultant who provide the Services from time to time as part of its personnel and other business records; and may use such information in the course of the Company’s business. The Consultant agrees that the Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium. The Consultant will procure the consent of any other relevant employee or service provider of the Consultant to the terms of this clause.

11.	AMENDMENTS, WAIVERS AND REMEDIES

11.1	Amendments
No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

11.2	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

12.	ENTIRE AGREEMENT

(a)
This Agreement, the documents referred to in it and the settlement agreement executed between the Company and the Consultant on even date hereof, constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this clause shall limit or exclude any liability for fraud.

13.	NO OUTSTANDING CLAIMS
The Consultant hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company.

14.	SEVERANCE
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

15.	NOTICE

15.1	Notices and deemed receipt
Any notice hereunder shall be given by either party to the other either personally to its Company Secretary or sent to its registered office for the time being. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by email. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of email, at the time of transmission;
provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

16.	THIRD PARTY RIGHTS
Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999. No right of any Party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

17.	ASSIGNMENT
No Party may assign the benefit of its rights under this Agreement, whether absolutely or by way of security, or deal in any way with any interest it has under this Agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1	Governing law
This Agreement shall is governed by and to be construed in accordance with Italian law.

18.2	Jurisdiction
Each party hereby submits to the exclusive jurisdiction of the courts of Milan, Italy, as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.
EXECUTED by

Brian Sheridan	/s/ Brian Sheridan

EXECUTED

by LivaNova PLC Filiale Italiana	/s/ Giorgio Cottura

Giorgio Cottura